Exhibit 99.1

Radian Announces Third Quarter 2023 Financial Results

— Primary mortgage insurance in force increases 4% year-over-year to $269.5 billion —

— Net income of $157 million, or $0.98 per diluted share —

— Return on equity of 15.0% —

— Book value per share grew 12% year-over-year to $26.69 —

— Company purchased 1.9 million shares or $50 million of Radian Group common stock during the three months ended September 30th —

— In October 2023, Radian Guaranty improved its capital position and enhanced its risk distribution program with the closing of the $353 million ILN and the $246 million excess-of-loss reinsurance agreements —

WAYNE, Pa.--(BUSINESS WIRE)--November 1, 2023--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended September 30, 2023, of $157 million, or $0.98 per diluted share. This compares with net income for the quarter ended September 30, 2022, of $198 million, or $1.20 per diluted share.

Key Financial Highlights	Quarter ended
($ in millions, except per-share amounts)	September 30, 2023	June 30, 2023	September 30, 2022
Total revenues (1)	$314	$290	$296
Net income	$157	$146	$198
Diluted net income per share	$0.98	$0.91	$1.20
Consolidated pretax income	$201	$183	$255
Adjusted pretax operating income (2)	$210	$184	$273
Adjusted diluted net operating income per share (2) (3)	$1.04	$0.91	$1.31
Return on equity (4)	15.0%	14.1%	20.7%
Adjusted net operating return on equity (2) (3)	16.0%	14.1%	22.5%
Primary mortgage insurance in force	$269,511	$266,859	$259,121
New Insurance Written (NIW) - mortgage insurance	$13,922	$16,946	$17,616
Net premiums earned - mortgage insurance (1)	$237	$211	$235
New defaults	11,156	9,775	9,601
Provision for losses - mortgage insurance	($8)	($22)	($97)
Book value per share	$26.69	$26.51	$23.80
Accumulated other comprehensive income (loss) value per share (5)	($3.35)	($2.69)	($3.20)
PMIERs Available Assets (6)	$5,758	$5,689	$5,358
PMIERs excess Available Assets (7)	$1,670	$1,662	$1,628
Total Holding Company Liquidity (8)	$1,279	$1,285	$848
Total investments	$5,886	$5,896	$5,592
Percentage of primary loans in default (9)	2.0%	2.0%	2.1%
Mortgage insurance loss reserves	$362	$374	$478
(1)

Total revenue and net premiums earned during the second quarter of 2023 reflect an increase in ceded premiums incurred, primarily due to costs associated with the successful completion of tender offers by Eagle Re 2019-1 Ltd. and Eagle Re 2020-1 Ltd. for the mortgage insurance-linked notes that supported their reinsurance agreement with Radian Guaranty.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Calculated using the company’s statutory tax rate of 21%.
(4)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(5)	Included in book value per share for each period presented.
(6)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(7)	Represents Radian Guaranty’s excess or “cushion” of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(8)	Represents Radian Group’s total liquidity, including available capacity under its $275 million unsecured revolving credit facility.
(9)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Net income for the quarter ended September 30, 2023, was $157 million, or $0.98 per diluted share. This compares with net income for the quarter ended September 30, 2022, of $198 million, or $1.20 per diluted share.

Adjusted pretax operating income for the quarter ended September 30, 2023, was $210 million, or $1.04 per diluted share. This compares with adjusted pretax operating income for the quarter ended September 30, 2022, of $273 million, or $1.31 per diluted share.

Book value per share at September 30, 2023, was $26.69, compared to $26.51 at June 30, 2023, and $23.80 at September 30, 2022. This represents a 12% growth in book value per share at September 30, 2023, as compared to September 30, 2022, and includes accumulated other comprehensive income (loss) of $(3.35) per share as of September 30, 2023, and $(3.20) per share as of September 30, 2022. Beginning in the first quarter of 2022, the change in accumulated other comprehensive income (loss) is primarily from net unrealized losses on investments as a result of an increase in market interest rates.

“We reported another quarter of excellent financial results for Radian, increasing book value per share by 12% year-over-year, generating net income of $157 million, and delivering return on equity of 15%. Our primary mortgage insurance in force, which is the main driver of future earnings for our company, grew 4% year-over-year to $270 billion, and, in October, we improved our capital position as well as enhanced our risk distribution program with the closing of two new reinsurance agreements,” said Radian’s Chief Executive Officer Rick Thornberry. “We continue to strategically manage capital and opportunistically repurchase shares, including $50 million of common stock purchased in the quarter. Our overall performance reflects the strength of our business model and our growing insured portfolio, as well as the depth of our customer relationships and dedication of our team.”

THIRD QUARTER HIGHLIGHTS

  NIW was $13.9 billion in the third quarter of 2023, compared to $16.9 billion in the second quarter of 2023, and $17.6 billion in the third quarter of 2022.
    Purchase NIW decreased 18% in the third quarter of 2023 compared to the second quarter of 2023 and decreased 21% compared to the third quarter of 2022.
    Refinances accounted for 1% of total NIW in the third quarter of 2023, compared to 1% in the second quarter of 2023, and 2% in the third quarter of 2022.
  Total primary mortgage insurance in force as of September 30, 2023, increased to $269.5 billion, an increase of 1% as compared to $266.9 billion as of June 30, 2023, and an increase of 4% compared to $259.1 billion as of September 30, 2022.
    The year-over-year change reflects a 7% increase in monthly premium policy insurance in force and a 12% decline in single premium policy insurance in force.
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 84% for the twelve months ended September 30, 2023, compared to 83% for the twelve months ended June 30, 2023, and 76% for the twelve months ended September 30, 2022.
    Annualized persistency for the three months ended September 30, 2023, was 84%, compared to 84% for the three months ended June 30, 2023, and 82% for the three months ended September 30, 2022.
  Net mortgage insurance premiums earned were $237 million for the third quarter of 2023, compared to $211 million for the second quarter of 2023, and $235 million for the third quarter of 2022.
    The second quarter of 2023 reflected an increase in ceded premiums earned, primarily as a result of the successful completion of tender offers by Eagle Re 2019-1 Ltd. and Eagle Re 2020-1 Ltd. during the second quarter of 2023 to purchase the mortgage insurance-linked notes that supported their reinsurance agreements with Radian Guaranty.
    Mortgage insurance in force portfolio premium yield was 38.0 basis points in the third quarter of 2023. This compares to 38.2 basis points in the second quarter of 2023, and 39.2 basis points in the third quarter of 2022.
    The impact of single premium policy cancellations before consideration of reinsurance represented 0.5 basis points of direct premium yield in the third quarter of 2023, 0.6 basis points in the second quarter of 2023, and 1.0 basis points in the third quarter of 2022.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums earned and accrued profit commission, was 35.3 basis points in the third quarter of 2023. This compares to 31.9 basis points in the second quarter of 2023, and 36.7 basis points in the third quarter of 2022. The second quarter of 2023 reflected an increase of 3.2 basis points in ceded premiums earned, as a result of the tender offers by Eagle Re 2019-1 Ltd. and Eagle Re 2020-1 Ltd.
    Details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was a benefit of $8 million in the third quarter of 2023, compared to benefits of $22 million and $97 million in the second quarter of 2023 and third quarter of 2022, respectively.
    Favorable reserve development on prior period defaults was $55 million in the third quarter of 2023, compared to $63 million in the second quarter of 2023 and $136 million in the third quarter of 2022.
    The number of primary delinquent loans was 20,406 as of September 30, 2023, compared to 19,880 as of June 30, 2023, and 21,077 as of September 30, 2022.
    The loss ratio in the third quarter of 2023 was (3.5)%, compared to (10.3)% in the second quarter of 2023, and (41.5)% in the third quarter of 2022.
    Total mortgage insurance claims paid were $5 million in the third quarter of 2023, compared to $3 million in the second quarter of 2023, and $5 million in the third quarter of 2022.
  Radian’s homegenius segment offers an array of title, real estate and real estate technology products and services to consumers, mortgage lenders, mortgage and real estate investors, GSEs, real estate brokers and agents.
    Total homegenius segment revenues for the third quarter of 2023 were $15 million, compared to $15 million for the second quarter of 2023, and $25 million for the third quarter of 2022.
    Adjusted pretax operating loss, our primary segment measure of profitability for the homegenius segment, was $21 million for the third quarter of 2023, compared to $24 million for the second quarter of 2023, and $26 million for the third quarter of 2022.
  Other operating expenses were $79 million in the third quarter of 2023, compared to $90 million in the second quarter of 2023, and $91 million in the third quarter of 2022.
    Other operating expenses decreased in the third quarter of 2023 as compared to expenses in the second quarter of 2023, primarily due to the timing of our annual share-based incentive grants and severance and related expenses recognized in the second quarter of 2023, as well as a decrease in other general operating expenses in the third quarter of 2023.
    Additional details regarding other operating expenses may be found in Exhibit D.

CAPITAL AND LIQUIDITY UPDATE

Radian Group

  As of September 30, 2023, Radian Group maintained $1.0 billion of available liquidity. Total holding company liquidity, including the company’s $275 million unsecured revolving credit facility, was $1.3 billion as of September 30, 2023.
  Radian Group paid a dividend on its common stock in the amount of $0.225 per share, totaling $35 million on September 6, 2023.
  During the third quarter of 2023, the company repurchased 1.9 million shares of Radian Group common stock at a total cost of $50 million, including commissions. As of September 30, 2023, purchase authority of up to $230 million remained available under the existing program.

Radian Guaranty

  In the third quarter of 2023, Radian Guaranty paid an ordinary dividend to Radian Group of $100 million, bringing the total ordinary dividends paid from Radian Guaranty to Radian Group during the year to $300 million. Based on current performance expectations, Radian Guaranty expects to pay another dividend of between $50 million to $100 million in the fourth quarter, bringing the expected full year 2023 total of ordinary dividends paid from Radian Guaranty to Radian Group to between $350 million to $400 million.
  At September 30, 2023, Radian Guaranty’s Available Assets under PMIERs totaled approximately $5.8 billion, resulting in PMIERs excess Available Assets of $1.7 billion.

RECENT EVENTS

  As previously announced, in October 2023, Radian Guaranty entered into a new fully collateralized mortgage insurance-linked-note (ILN) reinsurance transaction, in which the company obtained $353 million of credit-risk protection from Eagle Re 2023-1 Ltd. (Eagle Re) on $8.8 billion of eligible policies that were issued between April 1, 2022, and December 31, 2022, through the issuance by Eagle Re of $353 million of ILNs to capital markets investors in an unregistered private offering. Eagle Re is a special purpose insurer domiciled in Bermuda and is not a subsidiary or affiliate of Radian Guaranty.
  Also in October 2023, Radian Guaranty entered into an excess-of-loss reinsurance agreement with a panel of third-party reinsurance providers. This reinsurance agreement provides for up to $246 million of aggregate excess-of-loss reinsurance coverage for the mortgage insurance losses on new defaults on an existing portfolio of eligible policies with RIF of $8.0 billion that were issued between October 1, 2021, and March 31, 2022. Radian Guaranty retains a portion of the aggregate losses up to a specified amount, as well as any losses in excess of the reinsurance coverage amount.
  Assuming these reinsurance arrangements were in place as of September 30, 2023, Radian Guaranty’s PMIERs excess Available Assets would have increased to approximately $2.2 billion.

CONFERENCE CALL

Radian will discuss third quarter 2023 financial results in a conference call tomorrow, Thursday, November 2, 2023, at 12:00 p.m. Eastern time. The conference call will be webcast live on the company’s website at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the conference call dial-in instructions below.

The call may be accessed via telephone by registering for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A digital replay of the webcast will be available on Radian’s website approximately two hours after the live broadcast ends for a period of one year at https://radian.com/who-we-are/for-investors/webcasts.

In addition to the information provided in the company’s earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian’s website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments and other financial instruments attributable to our reportable segments and All Other activities; (ii) amortization and impairment of goodwill and other acquired intangible assets; and (iii) impairment of other long-lived assets and other non-operating items, if any, such as gains (losses) from the sale of lines of business, acquisition-related income and expenses and gains (losses) on extinguishment of debt. Adjusted diluted net operating income (loss) per share is calculated by dividing adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, valuation, asset management and other real estate services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com and homegenius.com to learn more about how Radian and its pioneering homegenius platform are building a smarter future for mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations
Exhibit B:	Net Income Per Share
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned and Other Operating Expenses
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Supplemental Information - New Insurance Written
Exhibit I:	Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force

Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Operations Exhibit A

	2023			2022
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Revenues
Net premiums earned	$240,262	$213,429	$233,238	$232,827	$240,222
Services revenue	10,892	11,797	10,984	15,441	20,146
Net investment income	68,825	64,182	59,221	59,091	51,414
Net gains (losses) on investments and other financial instruments	(8,555)	(236)	5,585	6,845	(16,252)
Other income	2,109	1,241	1,592	520	659
Total revenues	313,533	290,413	310,620	314,724	296,189
Expenses
Provision for losses	(8,135)	(21,632)	(16,929)	(43,599)	(96,964)
Policy acquisition costs	6,920	5,218	6,293	5,931	5,442
Cost of services	8,886	10,257	10,398	16,128	18,717
Other operating expenses	79,206	89,885	83,269	109,785	91,327
Interest expense	24,302	22,639	22,207	21,594	21,183
Amortization of other acquired intangible assets	1,371	1,370	1,371	1,587	1,023
Total expenses	112,550	107,737	106,609	111,426	40,728
Pretax income	200,983	182,676	204,011	203,298	255,461
Income tax provision	44,401	36,589	46,254	40,968	57,181
Net income	$156,582	$146,087	$157,757	$162,330	$198,280
Diluted net income per share	$0.98	$0.91	$0.98	$1.01	$1.20

Radian Group Inc. and Subsidiaries Net Income Per Share Exhibit B

The calculation of basic and diluted net income per share is as follows.
	2023			2022
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net income—basic and diluted	$156,582	$146,087	$157,757	$162,330	$198,280
Average common shares outstanding—basic	158,461	159,010	158,304	158,357	162,506
Dilutive effect of share-based compensation arrangements (1)	1,686	1,734	3,045	2,450	2,232
Adjusted average common shares outstanding—diluted	160,147	160,744	161,349	160,807	164,738
Basic net income per share	$0.99	$0.92	$1.00	$1.03	$1.22
Diluted net income per share	$0.98	$0.91	$0.98	$1.01	$1.20
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements are not included in the calculation of diluted net income per share because their effect would be anti-dilutive.

	2023			2022
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Shares of common stock equivalents	—	112	25	—	—

Radian Group Inc. and Subsidiaries Condensed Consolidated Balance Sheets Exhibit C

	September 30,	June 30,	March 31,	December 31,	September 30,
(In thousands, except per-share amounts)	2023	2023	2023	2022	2022
Assets
Investments	$5,885,652	$5,895,871	$5,837,892	$5,693,491	$5,591,881
Cash	55,489	61,142	50,167	56,183	54,701
Restricted cash	1,305	1,317	577	377	1,107
Accrued investment income	45,623	42,650	42,567	40,093	38,596
Accounts and notes receivable	144,614	138,432	129,565	119,834	174,041
Reinsurance recoverable	24,148	22,979	24,396	25,633	30,569
Deferred policy acquisition costs	18,817	19,272	18,236	18,460	17,920
Property and equipment, net	74,558	73,885	72,111	70,981	75,740
Goodwill and other acquired intangible assets, net	11,173	12,543	13,914	15,285	16,873
Prepaid federal income taxes	696,820	663,320	596,368	596,368	526,123
Other assets	420,483	375,132	418,609	427,024	458,292
Total assets	$7,378,682	$7,306,543	$7,204,402	$7,063,729	$6,985,843
Liabilities and stockholders’ equity
Unearned premiums	$236,400	$246,666	$257,735	$271,479	$285,290
Reserve for losses and loss adjustment expense	367,568	379,434	405,651	426,843	483,664
Senior notes	1,416,687	1,415,610	1,414,549	1,413,504	1,412,473
Secured borrowings	241,753	178,762	121,642	155,822	153,550
Reinsurance funds withheld	156,114	154,354	153,099	152,067	218,777
Net deferred tax liability	497,560	479,754	455,517	391,083	335,374
Other liabilities	309,701	281,127	289,731	333,604	358,665
Total liabilities	3,225,783	3,135,707	3,097,924	3,144,402	3,247,793
Common stock	175	177	176	176	176
Treasury stock	(945,504)	(945,032)	(931,313)	(930,643)	(930,396)
Additional paid-in capital	1,482,712	1,522,895	1,515,852	1,519,641	1,513,615
Retained earnings	4,136,598	4,016,482	3,908,396	3,786,952	3,656,870
Accumulated other comprehensive income (loss)	(521,082)	(423,686)	(386,633)	(456,799)	(502,215)
Total stockholders’ equity	4,152,899	4,170,836	4,106,478	3,919,327	3,738,050
Total liabilities and stockholders’ equity	$7,378,682	$7,306,543	$7,204,402	$7,063,729	$6,985,843
Shares outstanding	155,582	157,350	156,547	157,056	157,058
Book value per share	$26.69	$26.51	$26.23	$24.95	$23.80

Holding company debt-to-capital ratio (1)	25.4%	25.3%	25.6%	26.5%	27.4%
(1)

Calculated as carrying value of senior notes, which were issued and are owed by our holding company, divided by carrying value of senior notes and stockholders’ equity. This holding company ratio does not include the effects of amounts owed by our subsidiaries related to secured borrowings.

Radian Group Inc. and Subsidiaries Net Premiums Earned and Other Operating Expenses Exhibit D

Net Premiums Earned

	2023			2022
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Premiums earned
Direct - Mortgage
Premiums earned, excluding revenue from cancellations	$254,903	$252,537	$251,166	$247,880	$250,140
Single Premium Policy cancellations	3,304	3,980	5,361	5,756	6,705
Total direct - Mortgage	258,207	256,517	256,527	253,636	256,845
Assumed - Mortgage (1)	—	—	—	(56)	1,211
Ceded - Mortgage
Premiums earned, excluding revenue from cancellations (2)	(32,363)	(57,916)	(35,526)	(35,773)	(38,879)
Single Premium Policy cancellations (3)	(873)	(1,114)	(1,472)	(1,676)	(1,844)
Profit commission - other (4)	11,830	13,245	11,921	13,802	17,864
Total ceded premiums - Mortgage	(21,406)	(45,785)	(25,077)	(23,647)	(22,859)
Net premiums earned - Mortgage	236,801	210,732	231,450	229,933	235,197
Net premiums earned - homegenius	3,461	2,697	1,788	2,894	5,025
Net premiums earned	$240,262	$213,429	$233,238	$232,827	$240,222
(1)

Represents premiums from our participation in certain credit risk transfer programs. We discontinued our participation in these programs in December 2022 by novating these insurance policies to an unrelated third-party reinsurer.

(2)

The second quarter of 2023 includes the result of the tender offers by Eagle Re 2019-1 Ltd. and Eagle Re 2020-1 Ltd. to purchase the mortgage insurance-linked notes that supported their reinsurance agreements with Radian Guaranty. As a result, Radian Guaranty incurred additional ceded premiums earned during the second quarter of 2023 of $21 million, consisting of $16 million related to the cost of tender premiums and associated expenses and $5 million related to the acceleration of deferred costs from the original executions of these transactions.

(3)	Includes the impact of related profit commissions.
(4)	The amounts represent the profit commission under our QSR Program, excluding the impact of Single Premium Policy cancellations.

Other Operating Expenses

	Total
	2023			2022
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4		Qtr 3
Other operating expenses by type
Salaries and other base employee expenses	$33,272	$39,032	$35,064	$47,995		$38,656
Variable and share-based incentive compensation	19,546	18,908	18,273	15,321		15,366
Other general operating expenses	29,812	35,655	33,863	50,488		39,728
Ceding commissions	(5,153)	(4,824)	(4,628)	(5,098)		(4,273)
Title agent commissions	1,729	1,114	697	1,079		1,850
Total	$79,206	$89,885	$83,269	$109,785	(1)	$91,327
(1)

Includes $12 million of severance and related expenses, primarily in salaries and other base employee expenses and $15 million of impairment of long-lived assets, primarily in other general operating expenses.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 4)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss), along with a reconciliation to its consolidated GAAP measure, see Exhibits F and G.

	Three Months Ended September 30, 2023
(In thousands)	Mortgage	homegenius	All Other (1)	Inter segment (2)	Total
Net premiums written (3)	$235,169	$3,461	$—	$—	$238,630
(Increase) decrease in unearned premiums	1,632	—	—	—	1,632
Net premiums earned	236,801	3,461	—	—	240,262
Services revenue	266	10,723	—	(97)	10,892
Net investment income	50,345	523	17,957	—	68,825
Net gains (losses) on investments and other financial instruments	—	—	283	—	283
Other income	1,237	—	9	(5)	1,241
Total	288,649	14,707	18,249	(102)	321,503
Provision for losses	(8,257)	122	—	—	(8,135)
Policy acquisition costs	6,920	—	—	—	6,920
Cost of services	172	8,714	—	—	8,886
Other operating expenses before allocated corporate operating expenses (4)	16,776	22,562	3,500	(102)	42,736
Interest expense	22,693	—	1,609	—	24,302
Total	38,304	31,398	5,109	(102)	74,709
Adjusted pretax operating income (loss) before allocated corporate operating expenses	250,345	(16,691)	13,140	—	246,794
Allocation of corporate operating expenses	31,744	4,241	354	—	36,339
Adjusted pretax operating income (loss)	$218,601	$(20,932)	$12,786	$—	$210,455

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 2 of 4)

	Three Months Ended September 30, 2022
(In thousands)	Mortgage	homegenius	All Other (1)	Inter- segment (2)	Total
Net premiums written (3)	$235,076	$5,025	$—	$—	$240,101
(Increase) decrease in unearned premiums	121	—	—	—	121
Net premiums earned	235,197	5,025	—	—	240,222
Services revenue	405	19,812	—	(71)	20,146
Net investment income	44,842	246	6,326	—	51,414
Other income	589	—	70	—	659
Total	281,033	25,083	6,396	(71)	312,441
Provision for losses	(97,493)	435	—	94	(96,964)
Policy acquisition costs	5,442	—	—	—	5,442
Cost of services	373	18,344	—	—	18,717
Other operating expenses before allocated corporate operating expenses (4)	23,396	26,285	3,444	(165)	52,960
Interest expense	21,183	—	—	—	21,183
Total	(47,099)	45,064	3,444	(71)	1,338
Adjusted pretax operating income (loss) before allocated corporate operating expenses	328,132	(19,981)	2,952	—	311,103
Allocation of corporate operating expenses	32,457	5,555	371	—	38,383
Adjusted pretax operating income (loss)	$295,675	$(25,536)	$2,581	$—	$272,720
(1)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) certain investments in new business opportunities, including activities and investments associated with Radian Mortgage Capital, and other immaterial activities.

(2)	Includes immaterial inter-segment revenue for our homegenius segment and immaterial inter-segment expenses for our Mortgage segment and All Other activities.
(3)	Net of ceded premiums written under our quota share and excess-of-loss reinsurance agreements.
(4)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 3 of 4)

	Mortgage
	2023			2022
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net premiums written (1)	$235,169	$214,540	$229,419	$227,791	$235,076
(Increase) decrease in unearned premiums	1,632	(3,808)	2,031	2,142	121
Net premiums earned	236,801	210,732	231,450	229,933	235,197
Services revenue	266	284	336	328	405
Net investment income	50,345	48,555	46,497	52,165	44,842
Other income	1,237	1,246	1,587	512	589
Total	288,649	260,817	279,870	282,938	281,033
Provision for losses (2)	(8,257)	(21,623)	(16,864)	(43,509)	(97,493)
Policy acquisition costs	6,920	5,218	6,293	5,931	5,442
Cost of services	172	143	241	235	373
Other operating expenses before allocated corporate operating expenses (2) (3)	16,776	20,009	18,806	20,131	23,396
Interest expense	22,693	22,239	22,130	21,580	21,183
Total (2)	38,304	25,986	30,606	4,368	(47,099)
Adjusted pretax operating income before allocated corporate operating expenses	250,345	234,831	249,264	278,570	328,132
Allocation of corporate operating expenses	31,744	37,081	34,829	36,663	32,457
Adjusted pretax operating income	$218,601	$197,750	$214,435	$241,907	$295,675

	homegenius
	2023			2022
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net premiums earned	$3,461	$2,697	$1,788	$2,894	$5,025
Services revenue (2)	10,723	11,617	10,743	15,207	19,812
Net investment income	523	492	430	366	246
Other income (2)	—	—	—	170	—
Total (2)	14,707	14,806	12,961	18,637	25,083
Provision for losses	122	(9)	(65)	(90)	435
Cost of services	8,714	10,114	10,157	15,893	18,344
Other operating expenses before allocated corporate operating expenses (3)	22,562	24,168	21,252	27,998	26,285
Total	31,398	34,273	31,344	43,801	45,064
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(16,691)	(19,467)	(18,383)	(25,164)	(19,981)
Allocation of corporate operating expenses	4,241	4,954	4,658	6,302	5,555
Adjusted pretax operating income (loss)	$(20,932)	$(24,421)	$(23,041)	$(31,466)	$(25,536)

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 4 of 4)

	All Other (4)
	2023				2022
(In thousands)	Qtr 3	Qtr 2	Qtr 1		Qtr 4	Qtr 3
Net investment income	$17,957	$15,135	$12,294		$6,560	$6,326
Net gains (losses) on investments and other financial instruments	283	95	80		47	—
Other income	9	(1)	5		8	70
Total	18,249	15,229	12,379		6,615	6,396
Other operating expenses before allocated corporate operating expenses (2) (3)	3,500	3,370	518	(5)	3,606	3,444
Interest expense	1,609	400	77		14	—
Total (2)	5,109	3,770	595		3,620	3,444
Adjusted pretax operating income before allocated corporate operating expenses	13,140	11,459	11,784		2,995	2,952
Allocation of corporate operating expenses	354	413	3,315	(5)	420	371
Adjusted pretax operating income (loss)	$12,786	$11,046	$8,469		$2,575	$2,581
(1)	Net of ceded premiums written under our quota share and excess-of-loss reinsurance agreements.
(2)	Includes immaterial inter-segment revenue for our homegenius segment and immaterial inter-segment expenses for our Mortgage segment and All Other activities.
(3)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(4)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) certain investments in new business opportunities, including activities and investments associated with Radian Mortgage Capital, and other immaterial activities.

(5)

In the first quarter of 2023, as a one-time adjustment, we reclassified $2.9 million in cumulative expenses previously reflected in the All Other results as direct other operating expenses to allocated corporate operating expenses.

Selected Mortgage Key Ratios

	2023			2022
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Loss ratio (1)	(3.5)%	(10.3)%	(7.3)%	(18.9)%	(41.5)%
Expense ratio (2)	23.4%	29.6%	25.9%	27.3%	26.1%
(1)	For our Mortgage segment, calculated as provision for losses expressed as a percentage of net premiums earned.
(2)

For our Mortgage segment, calculated as operating expenses, (which consist of policy acquisition costs and other operating expenses, as well as allocated corporate operating expenses), expressed as a percentage of net premiums earned.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)
Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way our business performance is evaluated by both management and by our board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of our business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments and other financial instruments attributable to our reportable segments and All Other activities; (ii) amortization and impairment of goodwill and other acquired intangible assets; and (iii) impairment of other long-lived assets and other non-operating items, if any, such as gains (losses) from the sale of lines of business, acquisition-related income and expenses and gains (losses) on extinguishment of debt. Adjusted diluted net operating income (loss) per share is calculated by dividing adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. Except for certain investments and other financial instruments attributable to our reportable segments and All Other activities, we do not view them to be indicative of our fundamental operating activities.

(2)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(3)

Impairment of other long-lived assets and other non-operating items, if any. Impairment of other long-lived assets and other non-operating items includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) impairment of internal-use software and other long-lived assets; (ii) gains (losses) from the sale of lines of business; (iii) acquisition-related income and expenses; and (iv) gains (losses) on extinguishment of debt.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

See Exhibit G for the reconciliations of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss). Our definitions of adjusted pretax operating income (loss) and adjusted diluted net operating income (loss) per share may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 1 of 2)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2023			2022
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4		Qtr 3
Consolidated pretax income	$200,983	$182,676	$204,011	$203,298		$255,461
Less reconciling income (expense) items
Net gains (losses) on investments and other financial instruments (1)	(8,838)	(331)	5,505	6,798		(16,252)
Amortization of other acquired intangible assets	(1,371)	(1,370)	(1,371)	(1,587)		(1,023)
Impairment of other long-lived assets and other non-operating items	737	2	14	(14,929	) (2)	16
Total adjusted pretax operating income (3)	$210,455	$184,375	$199,863	$213,016		$272,720
(1)

Excludes certain net gains (losses), if any, on investments and other financial instruments that are attributable to specific operating segments and therefore included in adjusted pretax operating income (loss).

(2)	The amount is included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relates to impairment of other long-lived assets.
(3)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows.

	2023			2022
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted pretax operating income (loss)
Mortgage segment	$218,601	$197,750	$214,435	$241,907	$295,675
homegenius segment	(20,932)	(24,421)	(23,041)	(31,466)	(25,536)
All Other activities	12,786	11,046	8,469	2,575	2,581
Total adjusted pretax operating income	$210,455	$184,375	$199,863	$213,016	$272,720

Radian Group Inc. and Subsidiaries Consolidated Non-GAAP Financial Measure Reconciliations Exhibit G (page 2 of 2)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2023			2022
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Diluted net income per share	$0.98	$0.91	$0.98	$1.01	$1.20
Less per-share impact of reconciling income (expense) items
Net gains (losses) on investments and other financial instruments	(0.06)	—	0.03	0.04	(0.10)
Amortization of other acquired intangible assets	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Impairment of other long-lived assets and other non-operating items	0.01	—	—	(0.09)	—
Income tax (provision) benefit on reconciling income (expense) items (1)	0.01	—	(0.01)	0.01	0.02
Difference between statutory and effective tax rates	(0.01)	0.01	(0.01)	0.01	(0.02)
Per-share impact of reconciling income (expense) items	(0.06)	—	—	(0.04)	(0.11)
Adjusted diluted net operating income per share (1)	$1.04	$0.91	$0.98	$1.05	$1.31
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2023			2022
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Return on equity (1)	15.0%	14.1%	15.7%	17.0%	20.7%
Less impact of reconciling income (expense) items (2)
Net gains (losses) on investments and other financial instruments	(0.9)	—	0.5	0.7	(1.7)
Amortization of other acquired intangible assets	(0.2)	(0.1)	(0.1)	(0.2)	(0.1)
Impairment of other long-lived assets and other non-operating items	0.1	—	—	(1.6)	—
Income tax (provision) benefit on reconciling income (expense) items (3)	0.2	(0.1)	(0.1)	0.2	0.4
Difference between statutory and effective tax rates	(0.2)	0.2	(0.3)	0.3	(0.4)
Impact of reconciling income (expense) items	(1.0)	—	—	(0.6)	(1.8)
Adjusted net operating return on equity (3)	16.0%	14.1%	15.7%	17.6%	22.5%
(1)	Calculated by dividing annualized net income by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss).

Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - New Insurance Written Exhibit H

	2023			2022
($ in millions)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
NIW	$13,922	$16,946	$11,261	$12,859	$17,616
NIW by premium type
Direct monthly and other recurring premiums	96.0%	96.5%	94.9%	94.8%	95.5%
Direct single premiums	4.0%	3.5%	5.1%	5.2%	4.5%

NIW for purchases	98.7%	98.6%	97.6%	98.3%	98.4%
NIW for refinances	1.3%	1.4%	2.4%	1.7%	1.6%
NIW by FICO score (1)
>=740	67.3%	66.1%	60.7%	59.4%	63.3%
680-739	27.4	28.4	32.8	33.1	28.5
620-679	5.3	5.5	6.5	7.5	8.2
<=619	—	—	—	—	—
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
NIW by LTV
95.01% and above	16.5%	17.9%	17.7%	15.5%	18.3%
90.01% to 95.00%	38.6	39.1	40.2	40.8	37.1
85.01% to 90.00%	30.2	29.5	28.7	29.7	28.0
85.00% and below	14.7	13.5	13.4	14.0	16.6
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	For loans with multiple borrowers, the percentage of NIW by FICO score represents the lowest of the borrowers’ FICO scores.

Radian Group Inc. and Subsidiaries Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force Exhibit I

	September 30,	June 30,	March 31,	December 31,	September 30,
($ in millions)	2023	2023	2023	2022	2022

Primary insurance in force	$269,511	$266,859	$261,450	$260,994	$259,121

Primary risk in force (“RIF”)	$69,298	$68,323	$66,580	$66,094	$65,288
Primary RIF by premium type
Direct monthly and other recurring premiums	88.6%	88.2%	87.6%	87.1%	86.4%
Direct single premiums	11.4%	11.8%	12.4%	12.9%	13.6%
Primary RIF by FICO score (1)
>=740	58.2%	57.8%	57.4%	57.4%	57.5%
680-739	34.0	34.3	34.6	34.6	34.5
620-679	7.4	7.5	7.6	7.6	7.6
<=619	0.4	0.4	0.4	0.4	0.4
Total	100.0%	100.0%	100.0%	100.0%	100.0%
Primary RIF by LTV
95.01% and above	18.4%	18.0%	17.5%	17.1%	16.8%
90.01% to 95.00%	48.2	48.4	48.5	48.4	48.4
85.01% to 90.00%	27.0	26.9	27.0	27.2	27.2
85.00% and below	6.4	6.7	7.0	7.3	7.6
Total	100.0%	100.0%	100.0%	100.0%	100.0%
Primary RIF by policy year
2008 and prior	2.9%	3.1%	3.3%	3.5%	3.7%
2009 - 2017	7.5	8.2	9.1	10.0	10.9
2018	2.9	3.1	3.3	3.5	3.7
2019	5.6	5.9	6.4	6.7	7.1
2020	17.5	18.7	20.3	21.6	23.0
2021	25.6	26.9	28.6	29.5	30.6
2022	22.8	23.6	24.7	25.2	21.0
2023	15.2	10.5	4.3	—	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Persistency Rate (12 months ended)	83.6%	82.8%	81.6%	79.6%	75.9%
Persistency Rate (quarterly, annualized) (2)	84.2%	83.5%	84.4%	84.1%	81.6%
(1)	For loans with multiple borrowers, the percentage of primary RIF by FICO score represents the lowest of the borrowers’ FICO scores.
(2)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods and may not be indicative of full-year trends.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements are not guarantees of future performance, and the forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the health of the U.S. housing market generally and changes in economic conditions that impact the size of the insurable mortgage market, the credit performance of our insured mortgage portfolio and our business prospects, including more recently, changes resulting from inflationary pressures, the higher interest rate environment and the risks of a recession and of higher unemployment rates, as well as other macroeconomic stresses and uncertainties, including potential impacts resulting from geopolitical events;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) to insure loans purchased by Fannie Mae and Freddie Mac (collectively, the “GSEs”);
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy current and future regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs or loans purchased by the GSEs, or changes in the requirements for Radian Guaranty to remain an approved insurer to the GSEs, such as changes in the PMIERs or the GSEs’ interpretation and application of the PMIERs or other applicable requirements;
  the effects of the Enterprise Regulatory Capital Framework, which establishes a new regulatory capital framework for the GSEs, and which, as finalized, increases the capital requirements for the GSEs, and among other things, could impact the GSEs’ operations and pricing as well as the size of the insurable mortgage market, and which may form the basis for future changes to the PMIERs to better align with the Enterprise Regulatory Capital Framework;
  changes in the current housing finance system in the United States, including the roles of the Federal Housing Administration (the “FHA”), the GSEs and private mortgage insurers in this system;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and traditional reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that may require GSE and/or regulatory approvals and licenses, that are subject to complex compliance requirements that we may be unable to satisfy, or that may expose us to new risks, including those that could impact our capital and liquidity positions;
  risks related to the quality of third-party mortgage underwriting and mortgage servicing;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in the private mortgage insurance industry generally, and more specifically: price competition in our mortgage insurance business, including the prevalence of formulaic, granular risk-based pricing methodologies that are less transparent than historical rate-card-based pricing practices; and competition from the FHA and the U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, such as any potential GSE-sponsored alternatives to traditional mortgage insurance;
  U.S. political conditions and legislative and regulatory activity (or inactivity), including adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and economic uncertainty, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which could be impacted by, among other things, the size and mix of our insurance in force, future changes to the PMIERs, the level of defaults in our portfolio, the reported status of defaults in our portfolio (including whether they are subject to mortgage forbearance, a repayment plan or a loan modification trial period), the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including with respect to our use of derivatives and within our investment portfolio;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  risks associated with investments to grow our existing businesses, or to pursue new lines of business or new products and services, including our ability and related costs to develop, launch and implement new and innovative technologies and digital products and services, whether these products and services receive broad customer acceptance or disrupt existing customer relationships, and additional financial risks related to these investments, including required changes in our investment, financing and hedging strategies, risks associated with our increased use of financial leverage, which could expose us to liquidity risks resulting from changes in the fair values of assets, and the risk that we may fail to achieve forecasted results, which could result in lower or negative earnings contribution and/or impairment charges associated with intangible assets;
  the effectiveness and security of our information technology systems and digital products and services, including the risk that these systems, products or services fail to operate as expected or planned or expose us to cybersecurity or third-party risks, including due to malware, unauthorized access, cyberattack, ransomware or other similar events;
  our ability to attract and retain key employees;
  the amount of dividends, if any, that our insurance subsidiaries may distribute to us, which under applicable regulatory requirements is based primarily on the financial performance of our insurance subsidiaries, and therefore, may be impacted by general economic, competitive and other factors, many of which are beyond our control; and
  the ability of our operating subsidiaries to distribute amounts to us under our internal tax- and expense-sharing arrangements, which for our insurance subsidiaries are subject to regulatory review and could be terminated at the discretion of such regulators.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For Media
Rashi Iyer - Phone: 215.231.1167
email: rashi.iyer@radian.com